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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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Sientra, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SIENTRA, INC.
420 South Fairview Avenue, Suite 200
Santa Barbara, California 93117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 26, 2015

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of SIENTRA, INC., a Delaware corporation (the "Company"). The meeting will be held on Friday, June 26, 2015 at 9:30 a.m. local time at the Marriott Courtyard, 401 Storke Road, Goleta, California 93117 for the following purposes:

  1.
  To elect the Board of Directors' nominee, Mr. Jeffrey Nugent, to serve as a Class I director on our Board of Directors until the annual meeting of stockholders in 2018.

  2.
  To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2015.

  3.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting was April 27, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to Be Held on June 26, 2015 at 9:30 a.m. local time at the Marriott Courtyard, 401 Storke Road, Goleta, California 93117.

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors
/s/ JOEL SMITH Joel Smith Secretary

Santa Barbara, California
April 30, 2015

        You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SIENTRA, INC.
420 South Fairview Avenue, Suite 200
Santa Barbara, California 93117

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 26, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

        We have sent you these proxy materials because the Board of Directors (sometimes referred to as the "Board") of Sientra, Inc. (sometimes referred to as "we," "us," the "Company" or "Sientra") is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        We intend to mail these proxy materials on or about April 30, 2015 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

        The meeting will be held on Friday, June 26, 2015 at 9:30 a.m. local time at the Marriott Courtyard, 401 Storke Road, Goleta, California 93117. Directions to the annual meeting may be found at www.sientra.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on April 27, 2015 will be entitled to vote at the annual meeting. On this record date, there were 14,926,212 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on April 27, 2015 your shares were registered directly in your name with the Company's transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on April 27, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are two matters scheduled for a vote:

  •
  Election of one director to serve as a Class I director on our board until the annual meeting of stockholders in 2018; and

  •
  Ratification of selection by the Audit Committee of the Board of Directors of KPMG, LLP as independent registered public accounting firm of the Company for its fiscal year ending 2015.

What if another matter is properly brought before the meeting?

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

        You may either vote "For" the nominee to the Board of Directors or you may "Withhold" your vote for the nominee. For Proposal 2, you may vote "For" or "Against" or abstain from voting.

        The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting or, vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  •
  To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 25, 2015 to be counted.

  •
  To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 25, 2015 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Sientra. Simply complete and mail the voting instruction form to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of April 27, 2015.

What happens if I do not vote?

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record and do not vote by completing your proxy card or in person at the annual meeting, your shares will not be voted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the NASDAQ deems the particular proposal to be a "routine" matter. Brokers and nominees can use their discretion to vote "uninstructed" shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of the NASDAQ Stock Market Listing Rules, "non-routine" matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1, without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, "For" the election of the nominee for director, "For" ratification of selection by the Audit Committee of the Board of Directors of KPMG LLP as independent registered public accounting firm of the Company for its fiscal year ending 2015. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Broadridge may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Broadridge will be paid its customary fee of approximately $3,000.00 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

        If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

  Stockholder of Record: Shares Registered in Your Name

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a timely written notice that you are revoking your proxy to Sientra, Inc.'s Secretary at 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117.

  •
  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        Your most recent proxy card is the one that is counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year's annual meeting?

        To be included in our Proxy Statement for the 2016 Annual Meeting of Stockholders, your proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, your proposal must be received in writing by our Secretary at 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117 by Saturday, February 27, 2016, which is at least 120 calendar days before the anniversary date of our Proxy Statement release to stockholders for the 2016 Annual Meeting. If you wish to bring a matter (including a director nomination) before the Stockholders that is not included in next year's proxy materials, you must notify our Secretary in writing at the address above no earlier than Saturday, February 27, 2016 and no later than Monday, March 28, 2016 in accordance with our Bylaws. You are advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of Stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes "For," "Withhold" and broker non-votes; and, with respect to other proposals, votes "For" and "Against," abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are "broker non-votes"?

        As discussed above, when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by NASDAQ to be "non-routine," the broker or nominee cannot vote the shares. These unvoted shares are counted as "broker non-votes."

How many votes are needed to approve each proposal?

  •
  For the election of directors, the nominee receiving the most "For" votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  To be approved, Proposal 2 ratifying the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2015 must receive "For" votes from the holders of a majority of shares present and entitled to vote either in person or represented by proxy. If you mark your proxy to "Abstain" from voting, it will have the same effect as an "Against" vote.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 14,926,212 shares outstanding and entitled to vote. Thus, the holders of 7,463,107 shares must be present in person or represented by proxy at the meeting to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What are the implications of being an "emerging growth company?

        Sientra is an "emerging growth company," as defined in Section 101(a)(19)(C) of the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). As an emerging growth company, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this Proxy Statement, have elected to comply with reduced compensation disclosure requirements, as permitted under the JOBS Act, and are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

What proxy materials are available on the internet?

        The letter to stockholders, proxy statement, Form 10-K and annual report to stockholders are available at www.sientra.com.

PROPOSAL 1

ELECTION OF DIRECTOR

        Our Board of Directors is divided into three classes. Two classes consist of two directors and one class consists of three directors. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is duly elected and qualified.

        The Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2015, one of whom has elected not to stand for reelection. The nominee listed below was previously elected by the stockholders prior to our initial public offering. He has been recommended for nomination to the Company's Board of Directors by the Company's Nominating and Corporate Governance Committee. If elected at the annual meeting, this nominee would serve until the 2018 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director's death, resignation or removal. It is the Company's policy to encourage directors and nominees for director to attend the Annual Meeting. We did not hold an annual meeting of stockholders during 2014.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the one nominee receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the one nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Sientra. The person nominated for election has agreed to serve if elected. The Company's management has no reason to believe that the nominee will be unable to serve.

        The following is a brief biography of the nominee and each director whose term will continue after the Annual Meeting. The biographies below also include a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee and the Board to conclude, as of the date of this proxy statement, that each nominee for Class I director should continue to serve as a director.

CLASS I NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

        Jeffrey Nugent, age 68, has served as a director of the Company since July 2014. Mr. Nugent has been the Interim Chief Executive Officer of Biolase, Inc. since June 2014. Prior to that, Mr. Nugent was Founder, President and Chief Executive Officer of Precision Dermatology, Inc., a multi-channel skin care company that was acquired by Valeant Pharmaceuticals in February 2014. From 1999 to 2002, he served as the President and Chief Executive Officer of Revlon, Inc. and as Worldwide President and Chief Executive Officer of Neutrogena Corporation from 1995 to 1999. Mr. Nugent currently serves as a director of Biolase, Inc. and has previously served as a director of Precision Dermatology, Inc., Myoscience, Inc. and Merz Aesthetics, Inc. Mr. Nugent holds a B.S. in mathematics from St. Joseph's College and earned his M.B.A. in finance and marketing from Loyola University in Chicago. He served as an Artillery Officer in the United States Army. Mr. Nugent is qualified to serve as one of our directors based on his valuable business and management experience as the Chief Executive Officer of several companies in the medical device and aesthetics industries.

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE IN FAVOR OF THE NAMED NOMINEE.

        Set forth below is a brief biography of each continuing director composing the remainder of the Board with terms expiring as shown, including their ages, and information furnished by them as to principal occupations and public company directorships held by them. The biographies below also include a discussion of the specific experience, qualifications, attributes or skills of each continuing director that led the Nominating and Corporate Governance Committee and the Board to conclude, as of the date of this Proxy Statement, that the applicable director should continue to serve as a director.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

        Nicholas Simon, age 61, has served as our Chairman since March 2012. Mr. Simon has been a Managing Director of Clarus Ventures, LLC, a venture capital firm focused on life sciences companies, since the firm's inception in 2005. Mr. Simon has been a General Partner of MPM BioVentures III, a healthcare venture capital fund, since 2001. From 2000 to 2001, Mr. Simon was Chief Executive Officer and Founder of Collabra Pharma, Inc., a pharmaceutical company. Prior to that, Mr. Simon served in various management positions at Genentech, Inc., including as Vice President of Business and Corporate Development. Mr. Simon has served on the board of directors of Achillion Pharmaceuticals, Inc. and Avanir Pharmaceuticals, Inc. and numerous private companies. He is also on the foundation board of the Gladstone Institute, a private not-for-profit research institute affiliated with the University of California, San Francisco. Mr. Simon received a B.S. in microbiology from the University of Maryland and earned his M.B.A. in marketing from Loyola University. Mr. Simon's experience as a director advising several companies, as well as his significant financial and investment experience qualifies him to serve as one of our directors.

        Timothy Haines, age 57, has served as a director of the Company since October 2013. Mr. Haines has been a partner at Abingworth, a life science and healthcare private investment firm, since 2005. Prior to that, Mr. Haines was chief executive of Astex Therapeutics Limited. Mr. Haines was with Astex Therapeutics Limited for more than five years and was a director of the company at it sale to Otsuka in October 2013. Previously, he was chief executive of two divisions of the publicly listed medical technology company, Datascope Corp. Prior to Datascope, he held a number of senior management positions in the United States and Europe. Mr. Haines currently serves as a director of Lombard Medical Technologies Inc. and Pixium Vision. He has served as a director of Astex Pharmaceuticals and Xcounter AB and numerous private companies. He is a former director of the Biotechnology Industry Association and currently sits on the Venture Committee of the British Venture Capital Association. Mr. Haines has a B.Sc. from Exeter University and an M.B.A. from INSEAD. Mr. Haines' valuable experience gained from the executive positions he held at biotechnology and healthcare companies, as well as his experience as a director advising several companies, qualifies him to serve as one of our directors.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

        Hani Zeini, age 50, is our founder. He has been a director and our President and Chief Executive Officer since 2006. He previously served as Executive Vice President of Inamed Aesthetics from 2001 to 2006, as Chief Operating Officer at Acurian, Inc. in 2001 and as President and Chief Executive Officer at Pharmasmarket.com from 2000 to 2001. Prior to that, Mr. Zeini spent 12 years at Dupont Pharmaceuticals Company in various roles, including as Senior Vice President of Global Health Systems. Mr. Zeini holds a B.S. in electrical and computer engineering from the University of Miami and completed the Stanford Executive Program at Stanford University, Graduate School of Business. Mr. Zeini serves as a trustee on the Laguna Blanca School Board of Trustees. He also serves on the Advisory Board for the Image Reborn Foundation. Mr. Zeini brings valuable expertise and perspective to our board in his capacity as the President and Chief Executive Officer of the Company, and his extensive experience and thorough knowledge of our industry qualifies him to serve as one of our directors.

        R. Scott Greer, age 56, has served as a director of the Company since July 2014. Mr. Greer founded Numenor Ventures, LLC, a venture capital firm focused on life sciences companies, and has served as its Managing Director since June 2002. Prior to that, in 1996, Mr. Greer co-founded Abgenix, Inc., a company that specialized in the discovery, development and manufacture of human therapeutic antibodies, and from June 1996 through May 2002, he served as its Chief Executive Officer. He also served as a director of Abgenix from 1996 and chairman of the board from 2000 until the acquisition of Abgenix by Amgen, Inc.

in April 2006. Prior to Abgenix's formation, Mr. Greer held senior management positions at Cell Genesys, Inc., a biotechnology company, initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development. Mr. Greer currently serves as a director of Auspex Pharmaceuticals, Inc., StemCells, Inc., Versartis, Inc. and Nektar Therapeutics, Inc. He previously served as chairman of the board of Sirna Therapeutics and Ablexis, Inc. and as a director of Illumina, Inc., CV Therapeutics, Inc. and Affymax, Inc. He has also previously served on the board of numerous private companies. Mr. Greer received his B.A. in economics from Whitman College, earned his M.B.A. in business administration from Harvard University and was a certified public accountant. Mr. Greer's significant financial, business and management expertise, coupled with his extensive experience as a director of multiple life science companies, qualifies him to serve as one of our directors.

        Kevin O'Boyle, age 59, has served as a director of the Company since July 2014. From December 2010 to July 2011, Mr. O'Boyle served as Senior Vice President and Chief Financial Officer at Advanced BioHealing, Inc. until it was acquired by Shire Plc. From early 2003 to September 2009, Mr. O'Boyle served as Chief Financial Officer of NuVasive, Inc. Mr. O'Boyle currently serves as a director of GenMark Diagnostics, Inc., Durata Therapeutics, Inc., Tornier N.V. and Zeltiq Aesthetics, Inc. Mr. O'Boyle received a B.S. in accounting from Rochester Institute of Technology and completed the Executive Management Program at the University of California at Los Angeles, John E. Anderson Graduate Business School. Mr. O'Boyle is qualified to serve as one of our directors based on his financial and accounting expertise and his significant experience and familiarity with companies in the medical device and aesthetics industries.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

        As required under the NASDAQ Stock Market ("NASDAQ") listing standards, a majority of the members of a listed company's Board of Directors must qualify as "independent," as affirmatively determined by the Board of Directors. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

        Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Simon, Mr. Haines, Mr. Greer, Mr. Boyle and Mr. Nugent. In making this determination, the Board found that none of these directors or nominee for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

        Our Board of Directors is currently chaired by Nicholas Simon. As a general policy, our Board of Directors believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management's performance and enhances the effectiveness of the Board of Directors as a whole. As such, Mr. Zeini serves as our President and Chief Executive Officer while Mr. Simon serves as our Chairman of the Board of Directors but is not an officer.

ROLE OF THE BOARD IN RISK OVERSIGHT

        One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met 4 times during the last fiscal year, 4 times in executive session. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

        The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these standing committees has a written charter approved by the Board of Directors that reflects applicable standards and requirements adopted by the SEC and NASDAQ. A copy of each charter is available to Stockholders on the Company's website at www.sientra.com under the Governance section and within the Investors section.

        The following table provides membership and meeting information for the Company's fiscal year ending December 31, 2014 for each of the Board committees:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Nicholas Simon			X
Rishi Gupta					X
Timothy Haines	X
R. Scott Greer			X		X	*
Kevin O'Boyle	X	*			X
Jeffrey Nugent	X		X	*
Total meetings in fiscal 2014	3		5		0

*
Committee Chairperson

        Below is a description of each committee of the Board of Directors.

        Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding "independence" and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. The committees periodically review their charters and assess their own performance. In addition, the Nominating and Corporate Governance Committee periodically reviews the performance of the Board of Directors, including Board committees, and management, and makes recommendations to the Board and management, as applicable, for areas of improvement as it deems appropriate.

Audit Committee

        The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company's audit engagement team as required by law; reviews and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting, the objectivity of the Company's financial reporting and the Company's accounting policies and practices; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company's annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The Audit Committee is currently composed of three directors: Messrs. O'Boyle, Haines and Nugent. The Audit Committee met 3 times during the fiscal year.

        The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company's Audit Committee are independent, as defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act, and that each such member meets the financial literacy requirements of NASDAQ.

        In addition, our Board of Directors has determined that each of the directors serving on our audit committee meets the requirements for financial literacy under applicable rules and regulations of the SEC and NASDAQ. The Board of Directors has also determined that each of Messrs. O'Boyle and Nugent qualify as an "audit committee financial expert," within the meaning of SEC regulations. The Board made a qualitative assessment of Mr. O'Boyle's level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for a public company. The Board also made a qualitative assessment of Mr. Nugent's level of knowledge and experience based on a number of factors, including his formal education and his experience as a chief executive officer for a public company.

Report of the Audit Committee of the Board of Directors

        The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of Sientra for the fiscal year ended December 31, 2014. The Audit Committee has also reviewed and discussed with KPMG LLP, the Company's independent registered public accounting firm, the audited financial statements and the audit results. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB").

        The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountants' communications with the audit committee concerning independence, and has discussed with KPMG LLP the accounting firm's independence. Upon completing these activities, the Audit Committee concluded that KPMG LLP is independent from Sientra and its management.

        Based on the foregoing, the Audit Committee has recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and filed with the Securities and Exchange Commission.

Members of the Audit Committee:
Kevin O'Boyle (Chairman) Jeffrey Nugent Timothy Haines

        The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

        The Compensation Committee is composed of three directors: Messrs. Nugent, Simon and Greer. All members of the Company's Compensation Committee are independent, as defined in Rule 5605(d)(2) of the NASDAQ listing standards, are non-employee directors as defined in Rule 16b-3 under the Exchange Act and are outside directors, as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee met 5 times during the fiscal year.

        The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and/or recommend for adoption and oversee the Company's compensation strategy, policies, plans and programs, including:

  •
  establishment of corporate objectives relevant to the compensation, including incentive-based and equity-based compensation, of the Company's Chief Executive Officer and evaluation of performance in light of these stated objectives;

  •
  review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company's Chief Executive Officer;

  •
  setting the compensation of the Company's other executive officers, directors and other senior management based in part on recommendations of the chief executive officer;

  •
  administration of the Company's equity compensation plans, 401k plan, and other similar plans and programs;

  •
  preparing a compensation committee report on executive compensation as may be required from time to time to be included in the Company's annual proxy statements or annual reports on Form 10-K filed with the SEC; and

  •
  reviewing and discussing with management the Company's Compensation Discussion and Analysis that the Company may be required from time to time to include in proxy statements and other SEC filings and considers whether to recommend that it be included in such filings.

Compensation Committee Processes and Procedures

        Typically, the Compensation Committee meets at least 4 times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation.

        The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration certain factors prescribed by the SEC and NASDAQ, that bear upon the adviser's independence; however, there is no requirement that any adviser be independent. During 2014, prior to the completion of our initial public offering, the Compensation Committee retained Radford, an Aon Hewitt company ("Radford"), as independent compensation consultant. The Compensation Committee requested that Radford evaluate and help us refine our executive compensation strategies and practices. As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, Radford also conducted individual interviews with members of the Compensation Committee and senior management to learn more about our business operations and strategy and strategic goals, as well as the markets in which we compete. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. The Compensation Committee approved the recommendations of Radford subject to certain modifications deemed appropriate by the Compensation Committee.

        Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company's compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

        Generally, the Compensation Committee's process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Chief Executive Officer including analyses of executive and director compensation paid at other companies identified by the Chief Executive Officer.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of the Board of Directors is responsible for assessing the need for new directors, identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors' performance, participation and qualifications, recommending to the Board candidates for selection to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, monitoring the quality of the relationship between management and the board, annually assessing the performance of the Board, and developing and monitoring a set of corporate governance principles for the Company.

        The Nominating and Corporate Governance Committee is composed of three directors: Messrs. Greer, Gupta and O'Boyle. All members of the Nominating and Corporate Governance Committee are independent, as defined in Rule 5605(a)(2) of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met zero times during the fiscal year.

        The Nominating and Corporate Governance Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee may consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

        In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors' overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors' independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        The Nominating and Corporate Governance Committee will consider property submitted stockholder recommendations for director candidates. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year's annual meeting. Submissions must include the full name, age and address of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company's stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of Stockholder proposals and director nominations.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        The Company's Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Sientra, Inc. at 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117, Attn: Secretary. Each communication must set forth: the name and address of the Company stockholder on whose behalf the communication is sent; and, the number of Company shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by the Company's Secretary to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Company's Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

CODE OF ETHICS

        The Company has adopted the Sientra Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company's website at www.sientra.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG has audited the Company's financial statements since December 31, 2012. Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as the Company's independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

CHANGES IN INDEPENDENT AUDITORS DURING FISCAL 2013

        As described in our registration statement on Form S-1 filed with the SEC on October 9, 2014, PricewaterhouseCoopers LLP, or PwC, was previously our independent auditors since 2007. On December 13, 2013, the Company dismissed PwC and engaged KPMG LLP as its independent registered public accounting firm. The decision to change our independent auditors was approved by our Board of Directors.

        During the years ended December 31, 2011 and 2012 and the subsequent interim period through December 13, 2013, there were no (i) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements if not resolved to PwC's satisfaction would have caused them to make reference thereto in their reports on the financial statements for such years, or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except as described below. PwC did not issue any audit reports for the years ended December 31, 2012 and 2013.

        During October 2013, PwC notified the Company that it was in disagreement with our revenue recognition policies relating to the timing of revenue recognition given the Company's terms and conditions and practices regarding returns. The subject matter of this disagreement was not discussed between our Board of Directors and PwC prior to PwC's dismissal. The Company's management authorized PwC to respond fully to the inquiries of KPMG LLP concerning the subject matter of this disagreement.

        KPMG LLP audited the Company's financial statements for the years ended December 31, 2012 and 2013 and the audit reports of KPMG LLP for such years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 2012 and through the subsequent interim period prior to KPMG LLP becoming the Company's independent auditors, the Company did not consult with

KPMG LLP on either (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that may be rendered on the Company's financial statements; or (iii) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event. We are unable to quantify the impact of the matters subject to the disagreement and cannot state what the effect on our financial statements would have been as an evaluation of such matters was not completed prior to the dismissal of the Company's former independent auditors.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and 2013, by KPMG and PWC, respectively, the Company's current and former principal accountants.

	Fiscal Year Ended December 31,
	2014	2013
	(in thousands)
Audit Fees(a)	1,033	559
Audit-related Fees(b)	2	0
Tax Fees(c)	48	59
All Other Fees(d)	0	0

Total Fees	$1,083	$618

(a)
Audit fees for the year ended December 31, 2014 consist of the aggregate fees billed for professional services rendered for (i) the filing of our Registration Statement on Form S-1 related to our initial public offering; (ii) fees billed for review of our Quarterly Report on Form 10-Q for the third quarter of fiscal 2014 and (iii) fees billed for the audit of our financial statements presented in our Annual Report on Form 10-K. Audit fees for the year ended December 31, 2013 consists of the aggregate fees billed for professional services rendered for the audit of our financial statements and also include audit fees for the year ended December 31, 2012 as the audits were performed by KPMG concurrently.

Of the audit fees during the year ended December 31, 2014 and 2013, all of the services were provided by KPMG.

(b)
Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees."

(c)
Includes fees billed for professional services for tax compliance, tax advice and tax planning.

Tax fees for fiscal 2014 relate to services provided by KPMG during the year ended December 31, 2014, and tax fees for fiscal 2013 relate to services provided by PwC during the year ended December 31, 2013.

(d)
Includes fees for products and services other than the services described above. During the fiscal years ended December 31, 2014 and 2013, KPMG and PwC did not provide any other services to us.

        All fees described above were pre-approved by the Audit Committee for the year ended December 31, 2014 and pre-approved by the Board for the year ended December 31, 2013.

        In connection with the audit of the 2014 financial statements, the Company entered into an engagement agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company's independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant's independence.

        Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

        The following table sets forth certain information regarding our executive officers:

Name	Age	Position(s)
Hani Zeini	50	Director, Founder, President and Chief Executive Officer
Matthew Pigeon	47	Chief Financial Officer and Treasurer
Charles Huiner	43	Chief Strategy and Corporate Development Officer
Joel Smith	45	General Counsel, Secretary and Chief Compliance Officer

        Hani Zeini's biographical information is included above with the director biographies under the caption "Class III Directors Continuing in Office Until the 2017 Annual Meeting."

        Matthew Pigeon has served as our Chief Financial Officer and Treasurer since 2010. Prior to joining the Company, Mr. Pigeon served as an independent consultant in 2009 and Chief Financial Officer and Chief Strategy Officer for The FRS Company from 2006 to 2008. Before The FRS Company, Mr. Pigeon was a Principal at Banc of America Securities/Montgomery Securities and served in both the equity capital markets and investment banking groups from 1998 to 2004. Mr. Pigeon received his B.A. from the University of California at Santa Barbara and his M.B.A. from the University of Southern California. Mr. Pigeon currently serves on the board of directors for the non-profit Elings Park, Santa Barbara.

        Charles Huiner has served as our Chief Strategy and Corporate Development Officer since February 2014. Prior to joining the Company, Mr. Huiner served as the Vice President of Business Development and Marketing for InTouch Health from 2007 to 2014. Before InTouch Health, Mr. Huiner held various positions in the medical aesthetics industry, including as Senior Director of Corporate Development and Strategy for Inamed Corporation from 2003 to 2006 and Vice President of Corporate Development for Isolagen, Inc. from 2006 to 2007. Mr. Huiner developed extensive transactional and strategy experience serving in corporate finance and M&A capacities at Security Capital Group (now GE Capital), Prologis Trust and NatWest Bancorp. Mr. Huiner holds a B.A. in history and American studies from Williams College and earned his M.B.A. in marketing and finance from Northwestern University's Kellogg School.

        Joel Smith joined the Company in June 2007 and currently serves as our General Counsel, Secretary and Chief Compliance Officer. In addition to those roles, he was our Treasurer and interim Chief Financial Officer from 2007 to 2009 and served as our Vice President of Corporate Development from 2007 to 2013. Prior to joining the Company, Mr. Smith served as the Vice President of Tavistock Life Sciences from 2004 to 2007 where he had broad responsibilities across a portfolio of privately held drug discovery and medical-device development companies. Mr. Smith had senior business development roles at Triad Therapeutics where he worked from 2001 to 2004 and at BioQ where he was the General Counsel from 2000 and 2001. Mr. Smith's experience in private and public equity financing transactions began as an associate at Brobeck, Phleger and Harrison in its business and technology group from 1997 to 2000. Mr. Smith holds a B.S. in economics and cellular and molecular biology from the University of Michigan and earned his M.B.A. from the University of Michigan Business School and his J.D. from the University of Michigan Law School.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's common stock as of April 27, 2015 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Abingworth Bioventures V LP(1)	2,199,012	14.73%
Entities affiliated with OrbiMed Private Investments III, LP.(2)	3,185,306	21.34%
Clarus Lifesciences I, L.P.(3)	2,730,765	18.30%
Entities affiliated with Private Equity Managers (Healthcare) Offshore Holdings LP(4)	783,002	5.25%
Visium Balanced Master Fund, Ltd.(5)	1,475,000	9.88%
Named Executive Officers and Directors
Hani Zeini(6)	626,374	4.05%
Matthew Pigeon(7)	104,553	*
Joel Smith(8)	82,716	*
Nicholas Simon(9)	2,730,765	18.30%
Rishi Gupta(10)	3,185,306	21.34%
Timothy Haines(11)	2,199,012	14.73%
Scott Greer(12)	12,805	*
Kevin O'Bolye(13)	2,805	*
Jeffrey Nugent(14)	2,805	*
All current executive officers and directors as a group (10 persons)(15)	8,971,387	57.21%
*
Less than one percent.

        This table is based upon information supplied by officers, directors and principal Stockholders and Schedules 13G and 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 14,926,212 shares outstanding on April 27, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we have deemed outstanding shares of common stock to be subject to options held by that person that are currently exercisable or exercisable within 60 days after April 27, 2015. We have not deemed these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

        Except as otherwise noted below, the address for each person or entity listed in the table is c/o Sientra, Inc., 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117.

(1)
Consists of (i) 1,099,506 shares held of record by Abingworth Bioventures V LP, or ABV V, and (ii) 1,099,506 shares held of record by Abingworth Bioventures V Co-Invest Growth Equity Fund LP., or AGE. ABV V and AGE are collectively referred to as the "Abingworth Funds." The investment manager of the Abingworth Funds is Abingworth LLP, or Abingworth. Abingworth Bioventures V GP LP, a Scottish limited partnership, serves as the general partner of each of the Abingworth Funds. Abingworth Bioventures V GP LP has delegated to Abingworth all investment and dispositive power over the shares held by the Abingworth Funds. An investment committee of Abingworth, comprised of Joseph Anderson, Michael F. Bigham, Timothy Haines, one of our directors, Genghis Lloyd-Harris and Stephen W. Bunting, approves investment and voting decisions by a majority vote, and no individual member has the sole control or voting power over the shares held by the Abingworth Funds. Each of Abingworth Bioventures V GP LP, Abingworth Bioventures V LP Limited, Joseph Anderson, Michael F. Bigham, Timothy Haines, one of our directors, Genghis Lloyd-Harris and Stephen W. Bunting disclaims beneficial ownership of all shares held of record held by the Abingworth Funds. The address for the Abingworth Funds is c/o Abingworth LLP, 38 Jermyn Street, London SW1Y 6DN, United Kingdom.

(2)
Consists of (i) 3,155,258 shares held of record by OrbiMed Private Investments III, LP, or OPI III, and (ii) 30,048 shares held of record by OrbiMed Associates III, LP, or Associates III. OPI III and Associates III are collectively referred to as the "OrbiMed Funds". OrbiMed Capital GP III LC, or GP III, is the sole general partner of OPI III and as such may be deemed to beneficially own the shares held of record by OPI III. OrbiMed Advisors LLC, or OrbiMed, is the general partner of Associates III and the sole managing member of GP III, and may be deemed to beneficially own the shares held of record by the OrbiMed Funds. Samuel D. Isaly is the managing member of and owner of a controlling interest in OrbiMed and may be deemed to have voting and investment power over shares held by OPI III and Associates III. Mr. Isaly disclaims beneficial ownership over such shares, except to the extent of his pecuniary interest therein. Mr. Isaly disclaims beneficial ownership of all shares held of record by the OrbiMed Funds in which he does not have a pecuniary interest. Rishi Gupta, one of our directors, is a private equity partner at OrbiMed and may be deemed to have voting and investment power over shares held by the OrbiMed Funds. Mr. Gupta disclaims beneficial ownership over such shares, except to the extent of his pecuniary interest therein. The address for the OrbiMed Funds entities is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10024

(3)
Consists of 2,730,765 shares held of record by Clarus Lifesciences I, L.P., or Clarus I. Clarus Ventures I Management, L.P., or Clarus I GPLP, is the sole general partner of Clarus I and may be deemed to beneficially own certain of the shares held by Clarus I. Clarus I GPLP disclaims beneficial ownership of all shares held of record by Clarus I in which Clarus I GPLP does not have a pecuniary interest. Clarus Ventures I, LLC, or Clarus I GPLLC, is the sole general partner of Clarus I GPLP, and may be deemed to beneficially own certain of the shares held of record by Clarus I. Clarus I GPLLC disclaims beneficial ownership of all shares held of record by Clarus I in which it does not have a pecuniary interest. Each of Messrs. Henner, Liptak, Galakatos, Simon, one of our directors, Steinmetz and Wheeler, as individual managing directors of Clarus I GPLLC, may be deemed to beneficially own certain of the shares held of record by Clarus I. Each of Messrs. Galakatos, Henner, Liptak, Simon, Steinmetz and Wheeler disclaims beneficial ownership of all shares held of record by Clarus I in which he does not have a pecuniary interest. The address for Clarus I is 101 Main Street, Suite 1210, Cambridge, MA 02142.

(4)
Consists of (i) 102,311 shares held of record by Private Equity Managers (Healthcare) Offshore Holdings LP, or PEM Healthcare Offshore, (ii) 128,482 shares held of record by Private Equity Partners 2000 Direct Investment Fund LP, or PEP 2000 Direct, (iii) 222,282 shares held of record by

  Private Equity Partners 2000 LP, or PEP 2000, (iv) 125,469 shares held of record by Private Equity Partners 2000 Offshore Holdings LP, or PEP 2000 Offshore, (v) 37,642 shares held of record by Private Equity Partners 2002 Direct Investment Fund LP, or PEP 2002 Direct, and (vi) 166,816 shares held of record by Private Equity Partners 2002 Offshore Holdings LP, or PEP 2002 Offshore. PEM Healthcare Offshore, PEP 2000 Direct, PEP 2000, PEP 2000 Offshore, PEP 2002 Direct and PEP 2002 Offshore are collectively referred to as the "GS Funds." The investment manager of the GS Funds is Goldman Sachs Asset Management, L.P., or GSAM. GSAM Gen-Par, LLC, a Delaware limited liability company, serves as the managing member of the general partner of those GS Funds organized in Delaware, and as the director of the general partner of those GS Funds organized in the Cayman Islands. GSAM Gen-Par, LLC has signing authority for the GS Funds and GSAM has all investment and dispositive power over the shares held of record by the GS Funds. An investment committee of senior members of The AIMS Private Equity Group of GSAM comprised of Michael J. Brandmeyer, Michael R. Miele, Marc O. Boheim, Harold P. Hope III, Julia Feldman, Suzanne Gauron, Stephen Lessar, Gabriel Mollerberg, Konnin Tam and Christian von Schimmelmann approves investment and voting decisions by a majority vote, and no individual member has the sole control or voting power over the shares held of record by the GS Funds. Each of such members disclaims beneficial ownership of all shares held of record held by the GS Funds. The address for the GS Funds is c/o The AIMS Private Equity Group, 200 West Street, New York, NY 10282.

(5)
Consists of 1,475,000 shares held of record by Visium Balanced Master Fund, Ltd, a Cayman Island corporation, or VBMF. Visium Asset Management, L.P, a Delaware limited partnership, or VAM, is an investment manager to VBMF and may be deemed to beneficially own the shares held by VBMF. VAM disclaims beneficial ownership of all shares held of record by VBMF in which VAM does not have a pecuniary interest. JG Asset, LLC, a Delaware limited liability company, or JG Asset, is the general partner of VAM and may be deemed to beneficially own the shares held by VBMF. JG Assets disclaims beneficial ownership of all shares held of record by VBMF in which JG Assets does not have a pecuniary interest. Jacob Gottlieb, or Gottlieb, is the Managing Member of JG Asset and may be deemed to beneficially own the shares held by VBMF. Gottlieb disclaims beneficial ownership of all shares held of record by VBMF in which Gottlieb does not have a pecuniary interest. The address for VBMF is c/o Visium Asset Management, LP, 888 Seventh Avenue, New York, NY 10019.

(6)
Consists of (i) 90,909 shares held of record by Mr. Zeini and (ii) options to purchase 535,465 shares exercisable within 60 days of April 27, 2015.

(7)
Consists of options to purchase 104,553 shares exercisable within 60 days of April 27, 2015.

(8)
Consists of options to purchase 82,716 shares exercisable within 60 days of April 27, 2015.

(9)
Consists of the shares held of record by Clarus I and disclosed in footnote (3) above. Mr. Simon is a managing director of Clarus I GPLLC and may be deemed to beneficially own certain of the shares held of record by Clarus I, as disclosed in footnote (3). Mr. Simon disclaims beneficial ownership of all shares held of record by Clarus I, except to the extent of his pecuniary interest therein.

(10)
Consists of the shares held of record by the OrbiMed Funds and disclosed in footnote (2) above. OrbiMed is the general partner of Associates III and the sole managing member of GP III, and may be deemed to beneficially own certain of the shares held of record by the OrbiMed Funds. Mr. Gupta is a private equity partner at OrbiMed and may be deemed to beneficially own certain of the shares held of record by the OrbiMed Funds, as disclosed in footnote (2). Mr. Gupta disclaims beneficial ownership of all shares held of record by the OrbiMed Funds, except to the extent of his pecuniary interest therein.

(11)
Consists of the shares held of record by the Abingworth Funds and disclosed in footnote (1) above. Abingworth approves investment and voting decisions by a majority vote, and no individual member of Abingworth has the sole control or voting power over the shares held by the Abingworth Funds.

  Mr. Haines is a member of the investment committee of Abingworth and may be deemed to beneficially own certain of the shares held of record by Abingworth, as disclosed in footnote (1). Mr. Haines disclaims beneficial ownership of all shares held of record by the Abingworth Funds, except to the extent of his pecuniary interest therein.

(12)
Consists of (i) 10,000 shares held of record by Mr. Greer and (ii) options to purchase 2,805 shares exercisable within 60 days of April 27, 2015.

(13)
Consists of options to purchase 2,805 shares exercisable within 60 days of April 27, 2015.

(14)
Consists of options to purchase 2,805 shares exercisable within 60 days of April 27, 2015.

(15)
Consists of (i) 8,215,992 shares held of record by the Company's current executive officers and directors and (ii) options to purchase 755,395 shares exercisable within 60 days of April 27, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

        Sientra is an "emerging growth company," as defined in Section 101(a)(19)(C) of the JOBS Act. As an emerging growth company, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this Proxy Statement and have elected to comply with reduced compensation disclosure requirements, as permitted under the JOBS Act.

        Our principal executive officer and the two other most highly compensated executive officers for the year ended December 31, 2014 (the "Named Executive Officers"), are:

  •
  Hani Zeini, who currently serves as our President and Chief Executive Officer, as well as a member of our board of directors, and is our principal executive officer;

  •
  Matthew Pigeon, who currently serves as our Chief Financial Officer and Treasurer, and is our principal financial officer; and

  •
  Joel Smith, who currently serves as our General Counsel, Secretary and Chief Compliance Officer.

2014 SUMMARY COMPENSATION TABLE

        The following table shows for the fiscal years ended December 31, 2014 and 2013, compensation awarded to or paid to, or earned by, the Named Executive Officers.

Name and Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Hani Zeini	2014	461,250				350,000	1,681	812,931

Founder, President and Chief Executive Officer	2013	450,000				350,000		800,000
Matthew Pigeon	2014	317,088		43,755		155,000	873	516,716

Chief Financial Officer and Treasurer	2013	309,984				125,000		434,984
Joel Smith	2014	287,000		76,571		130,000	10,199	503,770

General Counsel, Secretary and Chief Compliance Officer	2013	280,000				120,000		400,000
(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of equity awards, as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2014. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of equity awards or the sale of the common stock underlying such awards.

(2)
Amounts shown represent annual performance bonuses earned for 2014, which were each paid in a cash lump sum in the first quarter of 2015. For more information regarding these payments, see the discussion under the heading "Compensation Elements—Annual Performance Bonus" below.

(3)
Amounts reported in this column for 2014 represent required business spousal travel expenses for Mr. Zeini and Mr. Pigeon, and commuting expenses for Mr. Smith.

Compensation Elements

        The executive compensation program for our Named Executive Officers generally consists of a base salary, an annual performance bonus, equity-based awards and other benefits.

Base Salary

        We pay base salaries to attract and retain key executives with the necessary experience for our future growth and success. Base salaries provide certainty to our Named Executive Officers as to a fixed amount of their compensation. Base salaries reflect each executive officer's responsibility level, tenure with us, individual performance and business experience. The compensation of our Named Executive Officers is generally determined and approved by our Compensation Committee, who recommends their decisions to our Board of Directors. Our Board of Directors, without members of management present, ultimately ratifies and approves all compensation decisions. Our Compensation Committee approved the following 2014 base salaries for our Named Executive Officers, which became effective on January 1, 2014.

Name	2014 Base Salary
Hani Zeini	461,250
Matthew Pigeon	317,088
Joel Smith	287,000

Annual Performance Bonus

        In addition to base salaries, each of our executives is eligible to earn an annual performance-based cash bonus. The target bonus opportunity for each executive is generally set as a percentage of the executive's base salary.

        Pursuant to their employment agreements, each Named Executive Officer has a target bonus represented as a percentage of base salary, or a target bonus percentage, each of which is set forth below:

Name	Target Bonus (%)
Hani Zeini	65%
Matthew Pigeon	45%
Joel Smith	45%

Equity-Based Awards

        Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our Named Executive Officers. Our board of directors is responsible for approving equity grants. As of December 31, 2014, stock options were the only form of equity awards we granted to our named executive officers. Vesting of equity awards is tied to continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

        Prior to our initial public offering, we have granted all equity awards pursuant to the Sientra Inc. 2007 Equity Incentive Plan (the "2007 Plan"). Since our initial public offering, all equity awards granted to our Named Executive Officers and other employees have been pursuant to the 2014 Equity Incentive Plan (the "2014 Plan"). All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of the grant of such award. Generally our stock option awards vest over a four-year period subject to the holder's continuous service to us.

Benefit Programs and Perquisites

        Our employee benefit programs, including our health and welfare programs and employee stock purchase plan, are designed to provide a competitive level of benefits to our employees generally, including our Named Executive Officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our Named Executive Officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees.

        Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by the Compensation Committee.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

        The following table shows certain information regarding outstanding equity awards held by the Company's Named Executive Officers at December 31, 2014.

Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Exercise Price ($)	Option Expiration Date
Hani Zeini	6/15/2007	4/4/2007	335,114	—	(1)(4)	1.65	6/14/2017

	1/15/2009	1/15/2009	111,704	—	(2)(4)	2.34	1/14/2019

	4/19/2012	3/9/2012	77,282	31,808	(1)(4)	3.99	4/18/2022
Matthew Pigeon	1/1/2010	1/1/2010	71,090	—	(3)(4)	2.34	1/1/2020

	4/19/2012	3/9/2012	26,924	11,076	(3)(4)	3.99	4/18/2022

	4/24/2014	1/1/2014	—	7,272	(3)(4)	11.00	4/24/2024
Joel Smith	6/19/2007	6/1/2007	38,545	—	(3)(4)	1.65	6/18/2017

	1/15/2009	1/15/2009	16,000	—	(3)(4)	2.34	1/14/2019

	4/19/2012	3/9/2012	20,627	8,463	(3)(4)	3.99	4/18/2022

	4/24/2014	1/1/2014	—	12,727	(3)(4)	11.00	4/24/2024
(1)
The shares subject to the option vest over a four year period, with approximately 1/48th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.

(2)
The shares subject to the option vested as follows: 48,870 were vested as of the grant date, and remainder vested in equal monthly installments over 28 months, subject to continued service with us through each vesting date.

(3)
The shares subject to the option vest over a four-year period as follows: 25% of the shares underlying the options vest on the one-year anniversary of the vesting commencement date and thereafter approximately 1/48th of the shares vest each month, subject to continued service with us through each vesting date.

(4)
Option is subject to accelerated vesting upon a qualifying termination of the executive's employment with us, as described under "—Potential Payments and Benefits upon Termination or Change in Control."

Employment Agreements with our Named Executive Officers

        The terms and conditions of employment for each of our named executive officers are set forth in written employment agreements. Each such agreement provides for certain potential payments and benefits due upon a termination of employment or a change in control of Sientra, which are further described below under "—Potential Payments Upon Termination Following a Change in Control." In addition, each of our executive officers has also executed our standard form of confidential information and invention assignment agreement.

        Offer letter with Mr. Zeini.    We entered into an employment agreement with Mr. Zeini on October 15, 2014 that governs the current terms of his employment with us. Pursuant to the agreement, Mr. Zeini was entitled to an annual base salary of $461,250, which was increased to $521,000 for 2015. He is eligible to receive an annual target performance bonus of up to 65% of his base salary, which was increased to 75% for 2015, as determined by our Board of Directors.

        Offer letter with Mr. Pigeon.    We entered into an employment agreement with Mr. Pigeon on October 15, 2014 that governs the current terms of his employment with us. Pursuant to the agreement, Mr. Pigeon was entitled to an annual base salary of $313,733, which was increased to $325,000 for 2015. He is eligible to receive an annual target performance bonus of up to 45% of his base salary, as determined by our Board of Directors.

        Offer letter with Mr. Smith.    We entered into an employment agreement with Mr. Smith on October 15, 2014 that governs the current terms of his employment with us. Pursuant to the agreement, Mr. Smith was entitled to an annual base salary of $287,000, which has been increased to $300,000 for 2015. He is eligible to receive an annual target performance bonus of up to 45% of his base salary, as determined by our Board of Directors. The employment agreement also provides for reimbursement of Mr. Smith's commuting costs.

Potential Payments Upon Termination or Change of Control

        Our Board of Directors has approved severance arrangements with each of our Named Executive Officers, as well as with all of our other executive officers, as documented in their employment agreements with us. The Board of Directors believes it is important to provide our Named Executive Officers with severance benefits under limited circumstances in order to provide them with enhanced financial security and sufficient incentive and encouragement to remain employed by us. The receipt of any termination-based payments or benefits by our Named Executive Officers summarized below is subject to the executive's execution and the effectiveness of a release of claims against us.

Mr. Zeini

        In the event Mr. Zeini's employment is terminated by us without cause, he will be entitled to receive the following benefits:

  •
  a lump-sum severance payment equal to the sum of twelve months of his then-current base salary plus 100% of his target bonus paid in the prior year;

  •
  up to twelve months of company-paid health insurance premiums; and

  •
  vesting of his then-unvested equity awards to the extent of the number of shares that would have vested during the twelve months following termination of employment had his employment not terminated.

        If Mr. Zeini's employment is terminated by us without cause or he resigns for good reason (as defined in his employment agreement) on or within twelve months following a change of control of Sientra, then in addition to the severance benefits summarized above, all of his then-unvested equity awards held as of the termination date will immediately vest and, if applicable, become exercisable upon such termination or resignation. In addition, if unvested Sientra equity awards are not assumed by an acquiror in a change of control, then Mr. Zeini will be entitled to receive full accelerated vesting of such awards effective as of the consummation of such transaction.

Mr. Pigeon and Mr. Smith

        In the event Mr. Pigeon or Mr. Smith's employment is terminated by us without cause (as defined in the applicable employment agreement) then such executive will be entitled to receive the following benefits:

  •
  cash severance in the form of continuation of his then-current base salary for nine months; and

  •
  up to nine months of company-paid health insurance premiums.

        If addition, if Mr. Pigeon or Mr. Smith's employment is terminated by us without cause or such executive resigns for good reason (as defined in the employment agreement) on or within twelve months following a change of control of Sientra, then in addition to the severance benefits summarized above, all of such executive's then-unvested equity awards held as of the termination date will immediately vest and, if applicable, become exercisable upon such termination or resignation.

Compensation Recovery Policies

        The Board of Directors and the Compensation Committee have not determined whether they would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the Board of Directors or the Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table includes information as of December 31, 2014 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issue under equity compensation plans
Equity compensation plans approved by security holders	1,654,906	$4.25	986,138
Equity compensation plans not approved by security holders	—	—	—

DIRECTOR COMPENSATION

        The following table shows for the fiscal year ended December 31, 2014 certain information with respect to the compensation of all non-employee directors of the Company:

DIRECTOR COMPENSATION FOR FISCAL 2014

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Nicholas Simon	—	—	—
Rishi Gupta	—	—	—
Timothy Haines	—	—	—
R. Scott Greer	—	63,944	63,944
Kevin O'Boyle	—	63,944	63,944
Jeffrey Nugent	—	63,944	63,944
(1)
Amounts listed represent the aggregate grant date fair value amount computed as of the grant date of each option awarded during 2014 in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the Notes to our Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

        We compensate certain non-employee members of our Board of Directors for their services. During 2013 prior to our initial public offering, we did not pay any compensation to our directors. However, we did reimburse all non-employee directors for travel and out-of-pocket expenses incurred in connection with their service on the Board of Directors, including attending Board and committee meetings.

        In July 2014, we entered into offer letters with Messrs. Greer, O'Boyle and Nugent in connection with their proposed appointment to our board of directors, and they were subsequently appointed to the board effective as of July 22, 2014. Pursuant to the terms of each of their offer letters, they were each entitled to receive a $35,000 annual cash retainer, to be paid in equal quarterly installments in arrears, beginning from their date of appointment. In addition, in connection with their appointment to the board, each of Messrs. Greer, O'Boyle and Nugent were awarded an option to purchase 9,090 shares of our common stock, which vests in equal monthly installments over three years subject to continued service as a director.

        Our Board of Directors also approved a non-employee director compensation policy in 2014 which became effective upon the closing of our initial public offering, and under which payments commenced in January 2015. The non-employee director compensation program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors' interests with those of our stockholders. Under this policy, we pay our non-employee directors a cash retainer for service on the Board of Directors and for service on each committee on which the director is a member. The chairman of each committee will receive higher retainers for such service. The fees paid to non-employee directors for service on the Board of Directors and for service on each committee of the board of directors on which the director is a member are as set forth in the table below. We will also continue to reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board of Director and committee meetings.

	Member Annual Retainer	Chairman Annual Retainer
Board of Directors	$35,000	$55,000
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$5,000	$10,000

        At the close of business on the date of each annual stockholder meeting following the initial public offering, each person who is then a non-employee director will be granted an option to purchase a number of shares of common stock having a grant date fair value of $75,000, which will vest in equal monthly installments over the 12-month period measured from the date of grant. In the discretion of the Board of Directors, the director equity grants in any given year may also be awarded as a combination of options and restricted stock unit awards. All stock option or other equity awards to non-employee directors following our initial public offering will be made pursuant to the 2014 Plan.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

        We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of "related-person transactions." For purposes of our policy only, a "related-person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

        Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit and finance committee (or, where review by our audit and finance committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our audit and finance committee or another independent body of our board of directors takes into account the relevant available facts and circumstances including, but not limited to:

  •
  the risks, costs and benefits to us;

  •
  the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  •
  the terms of the transaction;

  •
  the availability of other sources for comparable services or products; and

  •
  the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

        In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATED-PERSON TRANSACTIONS

Participation in Initial Public Offering

        Abingworth Bioventures V LP, a stockholder who holds more than 5% of the Company's capital stock and which one of the Company's directors, Timothy Haines, is a member of the investment committee of, purchased, together with an affiliated entity, an aggregate of 495,000 shares of the Company's common stock in the Company's initial public offering, which closed on November 3, 2014, amounting to $7,425,000 at the initial public offering price of $15.00 per share. The underwriters of the Company's initial public offering, Piper Jaffray & Co. and Stifel, Nicolaus & Company, Incorporated, Leerink Partners LLC and William Blair & Company, L.L.C., purchased a total of 750,000 shares of the Company's common stock as an over-allotment to the Company's sale of 5,000,000 shares. The underwriters received underwriting discounts and commissions totaling $9,215,000 related to the sale of the total 5,750,000 shares of common stock sold in the Company's initial public offering.

Indemnification Agreements

        We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements, together with the provisions in our bylaws, are necessary to attract and retain qualified persons as directors and officers.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Sientra stockholders will be "householding" the Company's proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Sientra. Direct your written request to Sientra, Inc., Attn: Director of Investor Relations, 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117 or contact Joel Smith at (805) 679-8889. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ JOEL SMITH Secretary

April 30, 2015

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Corporate Secretary, Sientra, Inc., 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES 0 0 0 0 0 0 0000248258_1 R1.0.0.51160 SIENTRA, INC. 420 S. FAIRVIEW AVE, SUITE 200 SANTA BARBARA, CA 93117 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors Nominees 1 Jeffrey Nugent The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of Sientra, Inc. for its fiscal year ending 2015. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000248258_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . SIENTRA, INC. Annual Meeting of Stockholders June 26, 2015 9:30 AM This proxy is solicited by the Board of Directors The stockholder hereby appoints Hani Zeini and Matthew Pigeon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SIENTRA, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, PDT on June 26, 2015, at the Mariott Courtyard, 401 Stroke Road, Goleta, CA 93117, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations. Continued and to be signed on reverse side